Exhibit 23.6

FINANCIAL INSTITUTIONS GROUP

September 20, 2007

Board of Directors

Union Bankshares Company

66 Main Street

Ellsworth, ME 04605-1987

Re:	Registration Statement on Form S-4 of Camden National Corporation

Ladies and Gentlemen:

Reference is made to our opinion letter, dated August 13, 2007, with respect to the fairness, from a financial point of view, to the holders of the common stock of Union Bankshares Company (“Union”) of the right to receive the per share consideration to be paid by Camden National Corporation (“Camden”) in connection with the merger of Union Trust Company with and into Camden National Bank pursuant to an Agreement and Plan of Merger between Union and Camden and a related Bank Merger Agreement between Union Trust Company and Camden National Bank.

The foregoing opinion letter was provided for the information and assistance of the Board of Directors of Union in connection with their consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Union has determined to include our opinion in the above-referenced Registration Statement. Our opinion is not intended to, and may not, be relied upon by Camden or its stockholders.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary – Opinion of Union Bankshares’ Financial Advisor”, “The Merger - Background of the Merger”, “The Merger – Union Bankshares’ Reasons for the Merger” and “The Merger - Opinion of Union Bankshares’ Financial Advisor” in, and to the inclusion of such opinion as Annex C to, the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. By giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

STIFEL, NICOLAUS & COMPANY, INCORPORATED

STIFEL, NICOLAUS & COMPANY, INCORPORATED

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